Exhibit 99.1
Blackbaud, Inc. Announces Changes to Executive Leadership Team and Expectation for In-Line to Better Than Expected Second Quarter Results
CHARLESTON, S.C., July 13, 2006 — Blackbaud, Inc. (Nasdaq: BLKB), the leading provider of software and related services designed specifically for nonprofit organizations, today announced changes to the company’s executive leadership team and preliminary expectations for its second quarter 2006 financial results.
Blackbaud announced that Germaine Ward, Vice President of Products, and Tony Powell, Vice President of Professional Services and Enterprise Sales, will pursue opportunities outside of the company. Ms. Ward’s responsibilities will be assumed by Lou Attanasi, Vice President of Strategic Technologies. Lou is a 20-year veteran at Blackbaud, during which time he has also served as Vice President of Product Development, managed research and development efforts and been responsible for software design. Mr. Powell’s responsibilities for consulting services will be assumed by Charles Cumbaa, Vice President of Products and Services and a 5-year veteran of the company, while his responsibilities within enterprise sales will be consolidated under Christopher Todd, Vice President of Sales and a 6-year veteran of the company.
The company also announced that it currently expects to report license and total revenue results for the second quarter that are near the high-end of previously issued guidance, and non-GAAP income from operations — excluding stock-based compensation and amortization of intangibles — that is slightly better than the high-end of previously issued guidance. On May 8, 2006, Blackbaud provided guidance for the second quarter for total revenue of $47.0–$48.5 million, license revenue of $8.9–$9.3 million and non-GAAP operating income of $13.2–$13.6 million.
Marc Chardon, Chief Executive Officer of Blackbaud, stated, “We are still early in the close process, but we are pleased with the company’s execution in the second quarter and expect that our financial results will be in-line to slightly better than our previously issued guidance. Nonprofit organizations continue to recognize the potential benefits to their organizations from increasing their investment in information technology solutions, and Blackbaud is uniquely positioned to capitalize on this trend due to our industry leading domain expertise and breadth and depth of our offerings.”
Chardon continued, “Germaine Ward and Tony Powell both made significant contributions to Blackbaud’s success and we wish them the best of luck in their new career pursuits. We are confident in the overall strength of Blackbaud’s management team, and we believe our new reporting structure will further enhance our ability to bring high quality products to market and to service and sell to our industry leading customer base.”
After the market close on August 7, the company will issue full second quarter 2006 results and host a conference call at 5:00 p.m. EST for analysts and investors. The company will provide more details on the second quarter financial performance and provide updated financial guidance at this time. To access this call, dial 800-819-9193 (domestic) or 913-981-4911 (international). A replay of this conference call will be available through August 14, 2006, at 888-203-1112 (domestic) or 719-457-0820 (international). The replay passcode is 3784878. A live webcast of this conference call will be available on the “Investor Relations” page of the Company’s Web site, and a replay will be archived on the Web site as well.
About Blackbaud
Blackbaud is the leading global provider of software and related services designed specifically for nonprofit organizations. More than 15,000 organizations — including the American Red Cross, Bowdoin College, the Chesapeake Bay Foundation, the Crohn’s & Colitis Foundation of America, the Detroit Zoological Society, Episcopal High School, Help the Aged, the New York Philharmonic, and United Way of America — use Blackbaud products and consulting services for fundraising, financial management, business intelligence, and school administration. Blackbaud’s solutions include The Raiser’s Edge®, The Financial Edge™, The Education Edge™, The Patron Edge®, Blackbaud® NetCommunity™, The Information Edge™, The Researcher’s Edge™, WealthPoint™, and ProspectPoint™, as well as a wide range of consulting and educational services. Founded in 1981, Blackbaud is headquartered in Charleston, South Carolina, and has operations in Toronto, Ontario; London, England; Glasgow, Scotland; and Sydney, Australia. For more information, visit www.blackbaud.com.
Blackbaud, the Blackbaud logo, The Raiser’s Edge, The Financial Edge, The Education Edge, The Patron Edge, Blackbaud NetCommunity, The Information Edge, The Researcher’s Edge, WealthPoint, and ProspectPoint are trademarks or registered trademarks of Blackbaud, Inc.

Forward-looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: risk associated with the ability to attract and retain key personnel; successful implementation of multiple integrated software products; lengthy sales and implementation cycles, particularly in larger organizations; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; adoption of our products and services by nonprofits; risks related to our dividend policy and stock repurchase program, including potential limitations on our ability to grow and the possibility that we might discontinue payment of dividends and stock repurchases; risk associated with product concentration; economic conditions and seasonality; competition; risks associated with management of growth; risks associated with acquisitions; technological changes that make our products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge upon request from Blackbaud’s investor relations department.
INVESTOR CONTACT:
Tim Dolan
Integrated Corporate Relations
203-682-8200
MEDIA CONTACT:
Melanie Milonas
Blackbaud, Inc.
melanie.milonas@blackbaud.com
843.216.6200 x3307
SOURCE: Blackbaud, Inc.